Exhibit 15.2

October 12, 2021

To: Hywin Holdings Ltd.

Suite 605-608, F6, ICBC Tower,

Three Garden Road,

Central, Hong Kong

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Consolidated Affiliated Entity and Its Shareholders” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in Hywin Holdings Ltd.’s annual report on Form 20-F for the year ended June 30, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of the summaries of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-260129) that was filed on October 8, 2021. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,
/s/ AllBright Law Offices
AllBright Law Offices